CARDERO RESOURCE CORP.

(An Exploration Stage Company)

Consolidated Financial Statements

(Unaudited – Prepared by Management)

July 31, 2007

NOTICE OF NO AUDITOR REVIEW OF

INTERIM FINANCIAL STATEMENTS

Under National Instrument 51-102, Part 4, subsection 4.3(3(a), if an auditor has not performed a review of the interim financial statements, they must be accompanied by a notice indicating that the financial statements have not been reviewed by an auditor.

The accompanying unaudited interim financial statements of the Company have been prepared by and are the responsibility of the Company’s management.

The Company’s independent auditor has not performed a review of these financial statements in accordance with standards established by the Canadian Institute of Chartered Accountants for a review of interim financial statements by an entity’s auditor.

For further information, please contact:

Michael W. Kinley, Chief Financial Officer

Tel:

(604) 408-7488

Fax:

(604) 408-7499

CARDERO RESOURCE CORP.

(AN EXPLORATION STAGE COMPANY)

Consolidated Financial Statements

(Unaudited – Prepared by Management)

July 31, 2007

INDEX

Consolidated Financial Statements

Consolidated Balance Sheets

Consolidated Statements of Operations and Deficit

Consolidated Statements of Cash Flows

Notes to Consolidated Financial Statements

CARDERO RESOURCE CORP.

(AN EXPLORATION STAGE COMPANY)

Consolidated Balance Sheets

(Unaudited – Prepared by Management)

	July 31, 2007	October 31, 2006
ASSETS
Current
Cash and cash equivalents	$ 3,409,327	$ 4,506,165
Accounts receivable	2,353,847	1,315,703
Prepaid expenses	239,729	325,299

Total Current Assets	6,002,903	6,147,167

Equipment (note 4)	80,824	104,788

Investments (note 5)	13,000,000	2,240,000

Resource Properties (note 6)	22,825,897	18,680,316

Total Assets	$ 41,909,624	$ 27,172,271
LIABILITIES
Current
Accounts payable and accrued liabilities	$ 429,433	$ 478,621

STOCKHOLDERS’ EQUITY
Capital Stock (note 7)	55,433,904	49,460,316
Contributed Surplus (note 7)	7,713,049	6,645,896
Accumulated Other Comprehensive Income	11,220,000	-
Deficit	(32,886,762)	(29,412,562)

Total Stockholders’ Equity	41,480,191	26,693,650

Total Liabilities and Stockholders’ Equity	$ 41,909,624	$ 27,172,271

Contingent Liability (note 11)

Subsequent Events (note 12)

Approved on behalf of the Board:

“Henk Van Alphen”

.....................................................................  Director

Henk Van Alphen

“Lawrence W. Talbot”

.....................................................................  Director

Lawrence W. Talbot

See notes to consolidated financial statements.

CARDERO RESOURCE CORP.

(AN EXPLORATION STAGE COMPANY)

Consolidated Statements of Operations and Deficit

 (Unaudited – Prepared by Management)

	Three Months Ended		Nine Months Ended
	July 31		July 31
	2007	2006	2007	2006
Administrative Expenses
Investor relations	$ 198,740	$ 207,712	$ 618,956	$ 510,819
Professional fees (note 8)	102,467	206,537	486,458	408,396
Salaries	309,680	842,008	1,732,429	1,238,558
Property evaluations	414,154	83,604	1,057,324	156,501
Insurance	42,737	49,823	127,802	151,630
Office costs	207,622	109,959	584,272	231,575
Regulatory and transfer agent fees	4,703	123,983	152,727	204,440
Consulting fees (note 8)	92,792	737,944	473,061	1,305,591
Amortization	18,421	3,542	53,401	9,969
Loss Before Other Items	1,391,316	2,365,112	5,286,430	4,217,479

Other Gain(Loss) Items
Interest income	59,079	102,400	229,918	300,065
Write-off of resource properties	-	(1,279,993)	(52,958)	(1,679,847)
Gain on sale of investment (note 5)	-	-	1,818,236	-
Foreign exchange gain (loss)	(146,902)	12,041	(182,966)	1,695
	(87,823)	(1,165,552)	1,812,230	(1,378,087)

Net Loss for Period	(1,479,139)	(3,530,664)	(3,474,200)	(5,595,566)

Other comprehensive income (loss)
Unrealized gain on investment	1,150,000	-	3,550,000	-
Reclassification on realization of gain on sale of investment	-	-	(1,710,000)	-
	1,150,000	-	1,840,000	-

Comprehensive Loss for the Period	$ (329,139)	$ (3,530,664)	$ (1,634,200)	$ (5,595,566)

Loss Per Share (note 2(h))	$ (0.03)	$ (0.08)	$ (0.08)	$ (0.13)
Weighted Average Number of Shares Outstanding	47,297,635	43,042,439	46,136,450	42,646,414

See notes to consolidated financial statements.

CARDERO RESOURCE CORP.

(AN EXPLORATION STAGE COMPANY)

(Unaudited – Prepared by Management)

	Three Months Ended		Nine Months Ended
	July 31		July 31
	2007	2006	2007	2006
Consolidated Statement of Deficit

Deficit, Beginning of Period	(31,407,623)	(23,287,322)	(29,412,562)	(21,222,420)
Net loss for the period	(1,479,139)	(3,530,664)	(3,474,200)	(5,595,566)

Deficit, End of Period	$ (32,886,762)	$ (26,817,986)	$ (32,886,762)	$ (26,817,986)

Consolidated Statement of Accumulated Other Comprehensive Income

Balance, Beginning of Period	10,070,000	-	-	-
Adjustment to opening balance – change in accounting policy (Note 3(a) )	-	-	9,380,000	-
Unrealized gain on investment	1,150,000	-	3,550,000	-
Reclassification on realization of gain on sale of investment	-	-	(1,710,000)	-

Balance, End of Period	$ 11,220,000	$ -	$ 11,220,000	$ -

CARDERO RESOURCE CORP.

(AN EXPLORATION STAGE COMPANY)

Consolidated Statements of Cash Flows

(Unaudited – Prepared by Management)

	Three Months Ended		Nine Months Ended
	July 31		July 31
	2007	2006	2007	2006

Operating Activities
Net income(loss) for period	$ (1,479,139)	$ (3,530,664)	$ (3,474,200)	$ (5,595,566)
Items not involving cash
Amortization	18,421	3,542	53,401	9,969
Stock-based compensation	49,045	1,278,567	1,067,738	1,691,733
Write-off of resource properties	-	1,279,993	52,958	1,679,847
Gain on sale of investment	-	-	(1,818,236)	-
Changes in Non-Cash Working Capital Items
Accounts receivable	(748,027)	(538,977)	(1,038,144)	(760,315)
Prepaid expenses	(46,282)	81,254	85,570	322,696
Accounts payable and accrued liabilities	(150,401)	(90,459)	(267,935)	(455,770)
Cash Used in Operating Activities	(2,356,383)	(1,516,744)	(5,338,848)	(3,107,406)

Investing Activities
Investment in and expenditures on resource properties	(1,111,875)	(1,731,042)	(3,599,792)	(5,162,510)
Proceeds from sale of investment in ITH	-	(2,240,000)	2,378,236	(2,240,000)
Investment in Trevali	-	-	(100,000)	-
Purchase of equipment	(22,720)	(16,252)	(29,437)	(23,720)
Cash Provided by (Used in) Investing Activities	(1,134,595)	(3,987,294)	(1,350,993)	(7,426,230)

Financing Activities
Proceeds from shares issued	42,500	-	5,879,250	2,596,775
Share issue costs	-	-	(286,247)	-
Cash Provided by Financing Activities	42,500	-	5,593,003	2,596,775

Increase (Decrease) in Cash and Cash Equivalents	(3,448,478)	(5,504,038)	(1,096,838)	(7,936,861)
Cash and Cash Equivalents, Beginning of Period	6,857,805	12,773,396	4,506,165	15,206,219

Cash and Cash Equivalents, End of Period	$ 3,409,327	$ 7,269,358	$ 3,409,327	$ 7,269,358

Supplemental Cash Flow Information
Account payables related to property expenditures	$ 218,747	$ 44,582	$ 218,747	$ 44,582
Shares issued for property option payments	$ -	$ -	$ 380,000	$ 1,211,000
Shares issued for data acquisition	$ -	$ -	$ -	$ 300,000
Shares issued for brokers’ commission	$ -	$ -	$ 133,500	$ -
Interest and income tax paid	$ -	$ -	$ -	$ -
Cash and cash equivalents
Consists of:
Cash	$ 1,609,327	$ 873,751	$ 1,609,327	$ 873,751
Term deposits	$ 1,800,000	$ 6,500,000	$ 1,800,000	$ 6,500,000

CARDERO RESOURCE CORP.

(An Exploration Stage Company)

Notes to Consolidated Financial Statements

Nine months ended July 31, 2007 and 2006

(Unaudited – Prepared by Management)

1.

NATURE OF OPERATIONS

Cardero Resource Corp. and its subsidiaries are engaged in the exploration of mineral properties, primarily in Mexico, Peru and Argentina.  The Company considers itself to be an exploration stage company.

The business of mining and exploring for minerals involves a high degree of risk and there can be no assurance that any of the Company’s current or future exploration programs will result in profitable mining operations.  The recoverability of amounts shown for mineral properties is dependent upon the discovery of economically recoverable reserves, the ability of the Company to obtain financing to complete their development and exploitation, and future profitable operations or sale of the properties.  The investment in and expenditures on resource properties comprise a significant portion of the Company’s assets.

These consolidated financial statements were prepared on a “going-concern” basis, which assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business.  As of July 31, 2007, the Company had working capital of $5,573,470 (October 31, 2006 - $5,668,546).  The Company does not currently hold any revenue-generating properties and thereby continues to incur losses.  The Company has an accumulated deficit of $32,886,762 as at July 31, 2007 (Oct 2006 - $29,412,562).

The Company’s ability to discharge its liabilities and fulfill its commitments as they come due are dependent upon its success in obtaining equity financing and, ultimately, on locating  economically recoverable ore resources and attaining profitable operations.  Failure to continue as a going-concern would require the restatement of assets and liabilities on a liquidation basis, which could differ materially from the going-concern basis.

These financial statements do not reflect adjustments that would be necessary if the going-concern assumptions were not appropriate because management believes that actions taken or planned will mitigate the adverse conditions that raise doubts about the Company’s viability.

2.

SIGNIFICANT ACCOUNTING POLICIES

(a)

Basis of presentation

These consolidated financial statements include the accounts of Cardero Resource Corp. and its wholly-owned integrated subsidiaries, Cardero Argentina, S.A. (“Cardero Argentina”),  Minerales Y Metales California, S.A. de C.V. (“MMC”), Cardero Iron Ore Company Ltd. and Cardero Peru S.A.C. (“Cardero Peru”) (collectively, the “Company”).  All inter-company transactions and balances have been eliminated.

These financial statements are prepared in accordance with Canadian generally accepted accounting principles and are stated in Canadian dollars.

(b)

Cash and cash equivalents

Securities with original maturities of three months or less are considered to be cash equivalents, at cost.  The securities are highly liquid, can be converted to cash at any time and are held by a Canadian Chartered bank.

(c)

Use of estimates

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  Areas requiring the use of estimates include the rates of amortization for equipment, the recovery of resource property interests, the assumptions used in the determination of the fair value of stock-based compensation and the determination of the valuation allowance for future income tax assets.  Management believes the estimates are reasonable however actual results could differ from those estimates and would impact future results of operations and cash flows.

(d)

Amortization

Amortization of equipment is recorded on a declining-balance basis at the following annual rates:

Computer equipment

-

30%

Office equipment

-

20%

Leasehold improvements

-

straight-line over the lease term, expiring August 31, 2007

Additions during the year are amortized at one-half the annual rates.

(e)

Investments

Investments are classified as available for sale, and are carried at quoted market value, where applicable, or at an estimate of fair value.  Resulting unrealized gains or losses, net of applicable income taxes, are reflected in other comprehensive income, while realized gains or losses are included in operations.

(f)

Resource properties

The Company capitalizes all costs related to investments in mineral property interests on a property-by-property basis.  Such costs include mineral property acquisition costs and exploration and development expenditures, net of any recoveries.  Costs are deferred until such time as the extent of mineralization has been determined and mineral property interests are either developed, the property is sold or the Company's mineral rights are allowed to lapse.

All capitalized costs are reviewed, on a property-by-property basis, to consider whether there are any conditions that may indicate impairment.  When the carrying value of a property exceeds its net recoverable amount (as estimated by quantifiable evidence of an economic geological resource or reserve or by reference to option or joint venture expenditure commitments) or when, in the Company’s assessment, it will be unable to sell the property for an amount greater than the deferred costs, the property is written down for the impairment in value.

From time to time the Company may acquire or dispose of a mineral property interest pursuant to the terms of an option agreement.  As such options are exercisable entirely at the discretion of the optionee, the amounts payable or receivable are not recorded at the time of the agreement.  Option payments are recorded as property costs or recoveries when the payments are made or received.

Capitalized costs are depleted over the useful lives of the properties upon commencement of commercial production or written off if the properties are abandoned or the applicable mineral rights are allowed to lapse.

(g)

Foreign currency translation

The functional currency of the Company and all its subsidiaries is the Canadian dollar.  Amounts recorded in foreign currency are translated into Canadian dollars as follows:

i.

Monetary assets and liabilities, at the rate of exchange in effect as at the balance sheet date;

ii.

Non-monetary assets and liabilities, at the exchange rates prevailing at the time of the acquisition of the assets or assumption of the liabilities; and

iii.

Interest income and expenses (excluding amortization, which is translated at the same rate as the related asset), at the average rate of exchange for the period.

Gains and losses arising from this translation of foreign currency are included in the determination of net loss for the period.

(h)

Stock-based compensation

The Company accounts for stock-based compensation expense using the fair value based method with respect to all stock-based payments to directors, employees and non-employees, including awards that are direct awards of stock and call for settlement in cash or other assets, or stock appreciation rights that call for settlement by the issuance of equity instruments.  Under this method, stock-based payments are recorded as an expense over the vesting period or when the awards or rights are granted, with a corresponding increase to contributed surplus under shareholders’ equity.  When stock options are exercised, the corresponding fair value is transferred from contributed surplus to capital stock.

(i)

Loss per share

Loss per share amounts have been calculated and presented in accordance with the treasury stock method.  Diluted loss per share amounts have not been presented as the effect of outstanding options and warrants is anti-dilutive.

(j)

Revenue recognition

Interest income is recorded on an accrual basis at the stated rate of interest of the term deposit over the term to maturity.

(k)

Asset retirement obligations

Section 3110 of the Canadian Institute of Chartered Accountants (CICA) Handbook requires companies to recognize an estimate of the liability associated with an asset retirement obligation (“ARO”) in the financial statements at the time the liability is incurred.  The estimated fair value of the ARO is recorded as a long-term liability, with a corresponding increase in the carrying amount of the related asset.  The capitalized amount is depleted on a unit-of-production basis over the life of the proved reserves.  The liability amount is increased each reporting period due to the passage of time and the amount of accretion is charged to earnings in the period.  The ARO can also increase or decrease due to changes in the estimates of timing of cash flows or changes in the original estimated undiscounted cost.  Actual costs incurred upon settlement of the ARO are charged against the ARO to the extent of the liability recorded.

(l)

Income taxes

The Company follows the asset and liability method of accounting for income taxes.  Under this method of tax allocation, future income tax assets and liabilities are determined based on differences between the financial statement carrying values and their respective income tax basis (temporary differences).  Future income tax assets and liabilities are measured using the tax rates expected to be in effect when the temporary differences are likely to reverse.  The effect on future income tax assets and liabilities of a change in tax rates is included in operations in the period in which the change is enacted or substantially assured.  The amount of future income tax assets recognized is limited to the amount of the benefit that is more likely than not to be realized.

3.

FINANCIAL INSTRUMENTS

(a)

Changes in accounting policies

Effective November 1, 2006, the Company adopted the following new accounting standards issued by the Canadian Institute of Chartered Accountants (“CICA”) relating to financial instruments.  These new standards have been adopted on a prospective basis with no restatement to prior period financial statements.

i)

Financial Instruments – Recognition and Measurement (Section 3855)

This standard sets out criteria for the recognition and measurement of financial instruments for fiscal years beginning on or after October 1, 2006.  This standard requires all financial instruments within its scope, including derivatives, to be included on a Company’s balance sheet and measured either at fair value or, in certain circumstances when fair value may not be considered most relevant, at cost or amortized cost.  Changes in fair value are to be recognized in the statements of operations and comprehensive income.

All financial assets and liabilities are recognized when the entity becomes a party to the contract creating the item.  As such, any of the Company’s outstanding financial assets and liabilities at the effective date of adoption are recognized and measured in accordance with the new requirements as if these requirements had always been in effect.  Any changes to the fair values of assets and liabilities prior to October 1, 2006 are recognized by adjusting opening deficit or opening accumulated other comprehensive income.

All financial instruments are classified into one of the following five categories: held for trading, held-to-maturity, loans and receivables, available-for-sale financial assets, or other financial liabilities.  Initial and subsequent measurement and recognition of changes in the value of financial instruments depends on their initial classification.

ii)

Comprehensive Income (Section 1530)

Comprehensive income is the change in shareholders’ equity during a period from transactions and other events from non-owner sources.  This standard requires certain gains and losses that would otherwise be recorded as part of the net earnings to be presented in other “comprehensive income” until it is considered appropriate to recognize into net earnings.  This standard requires the presentation of comprehensive income, and its components in a separate financial statement that is displayed with the same prominence as the other financial statements.

Accordingly, the Company now reports a consolidated statement of comprehensive income (loss) and includes the account “accumulated other comprehensive income” in the shareholders’ equity section of the consolidated balance sheet.

(b)

Fair value

The carrying values of cash and cash equivalents, accounts receivable, and accounts payable and accrued liabilities approximate their fair values because of the short-term maturity of these financial instruments.  Investments are carried at quoted market value or equivalent.

(c)

Interest rate risk

The Company is not exposed to significant interest rate risk due to the short-term maturity of its monetary assets and liabilities.

(d)

Credit risk

The Company is exposed to credit risk with respect to its accounts receivable, which consists largely of tax credits receivable from Mexican, Argentinean, Peruvian and Canadian agencies, interest receivable and rent receivable.  Cash and cash equivalents have been placed with a major Canadian financial institution.

(e)

Translation risk

The Company translates the results of its foreign operations into Canadian currency using the method described in Note 2(g).  Its subsidiaries hold limited amounts of funds in their respective local currencies, and the related translation risk is not considered to be material to the Company’s overall operations.

4.

EQUIPMENT

	July 31, 2007			October 31, 2006 (audited)
		Accumulated			Accumulated
	Cost	Amortization	Net	Cost	Amortization	Net
Computer equipment	$ 119,537	$ 62,077	$ 57,460	$ 96,064	$ 51,677	$ 44,387
Office equipment	36,886	18,023	18,863	30,922	15,531	15,391
Leasehold improvements	49,511	45,010	4,501	49,511	4,501	45,010
	$ 205,934	$ 125,110	$ 80,824	$ 176,497	$ 71,709	$ 104,788

5.

INVESTMENTS

	July 31, 2007	October 31, 2006 (audited)
International Tower Hill Mines Ltd.	$ 12,900,000	$ 2,240,000
Trevali Resources Corp.	100,000	-
	$ 13,000,000	$ 2,240,000

(a)

During fiscal 2006, the Company acquired 4,000,000 common shares of International Tower Hill Mines Ltd. (TSXV: “ITH”), plus common share purchase warrants to purchase up to an additional 2,000,000 common shares at a price of $1.00 until August 4, 2008, at a gross cost of $2,240,000.  As a result of this acquisition, the Company held approximately 13.32% of the issued and outstanding common shares of ITH as at August 4, 2006.  Assuming the exercise of the 2,000,000 warrants, the Company would then, as at such date, hold approximately 18.74% of the then issued common shares of ITH (assuming no other warrant or option exercises).  ITH is considered to be a related party as a result of common officer and director relationships (Note 8).

On December 14, 2006, the Company sold 1,000,000 shares of ITH for net proceeds of $2,378,236 resulting in a gain on sale of $1,818,236.

At July 31, 2007, the quoted market value of ITH was $2.98 per share, or a total market value for the Company’s shares of $8,940,000.  The intrinsic (in the money) value of the 2,000,000 share purchase warrants is $1.98 per share, or $3,960,000, for a total fair value at July 31, 2007 of $12,900,000.

(b)

On April 24, 2007, the Company acquired 1,000,000 shares of Trevali Resources Corp. (“Trevali”) at a gross cost of $100,000.  As there is no quoted market value for the shares of Trevali as at July 31, 2007, the Company considers its cost to be a reasonable estimate of fair value as of that date.

6.

RESOURCE PROPERTIES

The Company’s capitalized acquisition and exploration expenditures on its resource properties are as follows:

	Mexico				Argentina	Peru
	Baja Anglo	Baja Cardero	Other	Total		Marcona	Pampa de Pongo	Iron Sands	Other	Total	Total

Balance, October 31, 2005	1,901,957	1,116,278	245,555	3,263,790	2,711,564	1,806,576	2,508,965	1,229,383	668,068	6,212,992	12,188,346

Acquisition costs	285,186	25,034	3,607	313,827	575,520	918,000	57,865	241,846	366,224	1,583,935	2,473,282

Deferred exploration costs
Camp	61,294	151,668	86,801	299,763	827,628	-	-	762,706	15,050	777,756	1,905,147
Drilling and analysis	905,845	437,456	114,473	1,457,774	186,198	-	-	785,327	4,402	789,729	2,433,701
Personnel and geology	253,774	138,623	22,137	414,534	929,747	-	-	347,770	39,934	387,704	1,731,985
	1,220,913	727,747	223,411	2,172,071	1,943,573	-	-	1,895,803	59,386	1,955,189	6,070,833

Total expenditures for the year	1,506,099	752,781	227,018	2,485,898	2,519,093	918,000	57,865	2,137,649	425,610	3,539,124	8,544,115
Total before write-offs	3,408,056	1,869,059	472,573	5,749,688	5,230,657	2,724,576	2,566,830	3,367,032	1,093,678	9,752,116	20,732,461
Write-offs	-	-	(117,008)	(117,008)	(1,686,843)	-	-	-	(248,294)	(248,294)	(2,052,145)

Balance, October 31, 2006	3,408,056	1,869,059	355,565	5,632,680	3,543,814	2,724,576	2,566,830	3,367,032	845,384	9,503,822	18,680,316

Acquisition costs	-	94,450	17,600	112,050	380,587	(24,330)	115,300	133,100	302,701	526,771	1,019,408

Deferred exploration costs
Camp	-	48,125	4,405	52,530	1,495,529	-	-	256,120	134,036	390,156	1,938,215
Drilling and analysis	-	17,419	138	17,557	431,645	-	-	62,017	39,814	101,831	551,033
Personnel and geology	-	70,155	21,170	91,325	333,126	-	1,069	210,780	48,386	260,235	684,686
	-	135,699	25,713	161,412	2,260,300	-	1,069	528,917	222,236	752,222	3,173,934

Total expenditures for the period	-	230,149	43,313	273,462	2,640,887	(24,330)	116,369	662,017	524,937	1,278,993	4,193,342
Total before write-offs	3,408,056	2,099,208	398,878	5,906,142	6,184,701	2,700,246	2,683,199	4,029,049	1,370,321	10,782,815	22,873,658
Write-offs	-	-	-	-	(47,761)	-	-	-	-	-	(47,761)

Balance, July 31, 2007	3,408,056	2,099,208	398,878	5,906,142	6,136,940	2,700,246	2,683,199	4,029,049	1,370,321	10,782,815	22,825,897

(a)

Mexico

The properties in Mexico consist of the following:

i.

Sirena Project, Baja California State, Mexico

Pursuant to an agreement dated December 12, 2001 between the Company and a private Mexican company, the Company acquired a 100% interest in six mineral concessions located in Baja California State, Mexico, in consideration of the issuance of an aggregate of 400,000 common shares of the Company (issued).  The Company considers this an active project, with a drill program planned for the fourth quarter of 2007.

ii.

Acquisition of MMC

Pursuant to an agreement dated September 9, 2002 between the Company and two Mexican individuals, the Company acquired a 100% interest in MMC, a private Mexican corporation that owned 8,055 hectares of mineral concessions situated in Baja California State, Mexico, in consideration of aggregate payments of USD 75,000 (paid) and the issuance of an aggregate of 225,000 common shares of the Company (issued).

In addition to the above concessions, pursuant to an agreement made November 3, 2003, between MMC and a Mexican individual, MMC acquired a 100% interest in three mineral concessions covering 30 hectares upon payment of USD 45,000 (paid).

During 2006, the Company wrote off $117,008 relating to the Ludavina concessions, which were held by MMC at the time of its acquisition by the Company.

iii.

Coahuila Copper Data Acquisition, Coahuila de Zaragoza State, Mexico

Pursuant to an acquisition agreement dated August 22, 2003 between the Company and two individuals, the Company obtained copies of and non-exclusive rights to use and retain certain property data and other information pertaining to copper prospects in Coahuila de Zaragoza State, Mexico, in consideration of the issuance of an aggregate of 20,000 common shares (issued).

iv.

Crockite IOCG Data Acquisition, Baja California State, Mexico

Pursuant to an agreement dated October 27, 2003 between the Company, an individual and a private B.C. company, the Company acquired all right, title and interest to certain geological information, data and materials with respect to the potential for, and occurrences of, iron oxide copper gold (“IOCG”) type deposits in Baja California State, Mexico, in consideration of the issuance of an aggregate of 200,000 common shares, as follows:

-

100,000 common shares on January 20, 2004 (issued); and

-

100,000 common shares on or before the day that is ten business days from the earliest of the following to occur (issued April 19, 2006):

-

Anglo American Mexico S.A. de C.V. (“Anglo”) having earned an interest in certain mineral concessions situated in Baja California State in accordance with and pursuant to the agreement between Anglo and the Company (the “Anglo Agreement” as described in note 6(a)(v));

-

The Company having been advised by Anglo that Anglo has incurred aggregate Exploration Expenditures (as defined in the Anglo Agreement) of not less than USD 2,000,000; and

-

If the Anglo Agreement is terminated prior to Anglo having incurred USD 2,000,000 in Exploration Expenditures, then upon Anglo, the Company or any third party that subsequently enters into an agreement with the Company to earn an interest in the Company’s IOCG properties in Baja California State collectively having incurred Exploration Expenditures of not less than USD 2,000,000.

v.

Baja IOCG Project, Baja California State, Mexico

Pursuant to an agreement dated December 1, 2002 (as amended by agreements dated November 26, 2003 and June 30, 2005) between the Company and Anglo (the “Anglo Agreement”), Anglo agreed to manage and fund exploration expenditures for the identification and acquisition of not less than one mineral concession within an area of interest measuring approximately 50,050 square kilometres in size. Anglo could earn a 70% interest in the mineral concession(s) so acquired, as well as in certain mineral concessions held by the Company, and a 70% interest in a new Mexican company to be formed to hold such concessions, by incurring aggregate exploration expenditures of not less than USD 3,700,000, as follows:

-

USD 200,000 on or before December 1, 2003 (incurred);

-

USD 800,000 on or before December 1, 2004 (incurred);

-

USD 1,200,000 on or before December 1, 2005 (incurred);

-

USD 3,700,000 on or before December 1, 2006.

Upon Anglo incurring an aggregate USD 3,700,000 of exploration expenditures, a joint venture would be formed, with each party required to contribute its pro rata share of all future exploration expenditures.  A non-participating party could be diluted to a minimum 10% working interest, below which percentage its interest would be automatically converted to a 5% net profit interest.

Pursuant to an amending agreement dated June 30, 2005 between the Company and Anglo, the Company assumed operation of the project.  Under the terms of the amending agreement, the Company was required to incur Exploration Expenditures of not less than USD 500,000 within a 12-month period and, upon doing so, earned an additional 10% interest, thereby increasing its retained interest in the project to 40% upon the exercise by Anglo of its option.  Upon having incurred the required USD 500,000 in Exploration Expenditures, the Company could either elect to terminate its expenditure period by delivering a resumption notice to Anglo, or to elect to remain as operator and continue to incur Exploration Expenditures.  If the Company elected to continue incurring Exploration Expenditures following the USD 500,000 having been incurred, it would earn an additional one-tenth of one percent (0.1%) interest for each additional USD 10,000 of Exploration Expenditures incurred.  If the Company elected to continue incurring Exploration Expenditures, at such time as it has incurred an aggregate of USD 1,400,000 (and has thereby increased its retained interest to 49% upon the exercise by Anglo of its option), it was required to deliver an election request notice to Anglo.  Upon receipt by Anglo of a resumption notice or an election request notice, Anglo was required to (unless it otherwise so elects) immediately resume incurring aggregate exploration expenditures of USD 3,700,000 in order to earn its interest in the project (which will range from 60% to 51%, depending upon the amount of exploration expenditures incurred by the Company prior to the delivery of a resumption notice) with the original exploration expenditure dates extended to take into account the time the Company acted as operator.  If the Company delivered a resumption notice, or if the Company delivered an election request notice and Anglo elected to continue incurring exploration expenditures, and thereafter Anglo fails to maintain its option in good standing, the Company could terminate the agreement.  If the Company delivered an election request notice and Anglo did not elect to resume incurring exploration expenditures, the agreement would be automatically terminated.  In either case, in the event of termination, the Company would retain its 100% interest in the project, with Anglo having no residual interest therein.

Effective May 30, 2006, Anglo elected to terminate the Anglo Agreement and thereby forfeited any interest in, or rights to earn any interest in, the mineral concessions that were the subject of that agreement.  Accordingly, the Company is now the owner of a 100% interest in the concessions comprising the Baja IOCG Project.

vi.

Franco Project, San Luis Potosi State, Mexico

Pursuant to an agreement dated August 29, 2003, as accepted on September 3, 2003, and amended by agreements dated October 1, 2004 and September 13, 2005, between the Company and a private Mexican company, the Company can acquire a 100% interest (subject to a 2% Net Smelter Return (“NSR”) retained by the vendor) in the Franco Project, San Luis Potosi State, Mexico, upon completion of the following:

Payments aggregating USD 1,145,000, as follows:

-

USD 15,000 on or before September 18, 2003 (paid);

-

USD 20,000 on or before March 24, 2004 (paid);

-

USD 30,000 on or before January 13, 2005 (paid);

-

USD 30,000 on or before October 3, 2005 (postponed due to force majeure);

-

USD 100,000 on or before October 3, 2006 (postponed due to force majeure);

-

USD 150,000 on or before October 3, 2007; and

-

USD 800,000 on or before October 3, 2008.

Exploration expenditures on the property aggregating USD 1,050,000, as follows:

-

USD 50,000 on or before October 3, 2005 (postponed due to force majeure);

-

USD 200,000 on or before October 3, 2006 (postponed due to force majeure);

-

USD 300,000 on or before October 3, 2007; and

-

USD 500,000 on or before October 3, 2008.

If the Company terminates the agreement before incurring not less than USD 250,000 of exploration expenditures, then the Company is required to pay to the vendor the difference between USD 250,000 and the amount of exploration expenditures actually incurred.  The Company can buy one-half (being 1%) of the NSR retained by the vendor at any time for USD 2,000,000.

On November 5, 2003, the Company optioned the property to a public B.C. company (the “Optionee”) whereby the Optionee could acquire a 50% interest by paying the Company the sum of USD 50,000, making the underlying USD 20,000 and USD 60,000 payments above and incurring cumulative exploration expenditures of USD 250,000 above.  On November 2, 2004, the Optionee returned the property to the Company and all funds advanced by the Optionee to the Company (which was the operator) to incur exploration expenditures were returned to the Optionee.

On November 18, 2005, as a result of the inability of the Company to obtain safe and unrestricted access to the Franco property in order to carry out exploration work, the Company declared an event of force majeure, effective as and from September 19, 2005, thereby suspending all ongoing obligations to make payments to the vendor or to incur any exploration expenditures.  The Company is attempting to resolve the issues giving rise to the force majeure but has, as of July 31, 2007, been unable to do so. The Company plans to drill this property as soon as access is safe and unrestricted.

vii.

La Zorra Project, Sonora State, Mexico

The La Zorra Project (formerly, the “Gachupines Project”) consists of two exploration concessions and two exploitation concessions located in Sonora State, Mexico.

Pursuant to an agreement dated October 23, 2003, and accepted on October 30, 2003, between the Company and a private Mexican company, the Company had the right to earn a 100% interest, subject to a 2% NSR retained by the vendor, in two exploration concessions comprised in the La Zorra Project, on completion of the following:

Payment of an aggregate of USD 320,000, as follows:

-

USD 5,000 on October 30, 2003 (paid);

-

USD 15,000 on or before April 30, 2004 (paid);

-

USD 30,000 on or before October 30, 2004 (paid);

-

USD 60,000 on or before October 30, 2005;

-

USD 90,000 on or before October 30, 2006; and

-

USD 120,000 on or before October 30, 2007.

Exploration expenditures on the property aggregating USD 85,000 before May 30, 2004 (completed).

Issuing an aggregate of 255,000 common shares of the Company, as follows:

-

5,000 common shares within 10 business days of TSX Venture Exchange (“TSXV” acceptance (issued);

-

50,000 common shares on or before April 30, 2004 (issued);

-

50,000 common shares on or before October 30, 2004 (issued);

-

50,000 common shares on or before October 30, 2005;

-

50,000 common shares on or before October 30, 2006; and

-

50,000 common shares on or before October 30, 2007.

The Company had the right to buy one-half (being 1%) of the NSR retained by the vendor at any time for USD 1,000,000.

Pursuant to a lease with option to purchase executed May 19, 2004 between the Company and four Mexican individuals, the Company had the right to acquire a 100% interest, subject to a 1% NSR retained by the vendors, in one of the exploitation concessions comprised in the La Zorra Project upon payment of USD 10,000 on execution (paid) and further payments aggregating USD 890,000 over five years to May 19, 2009.  The Company had the right to buy the NSR retained by the vendors at any time for USD 1,000,000.

Pursuant to a lease with option to purchase executed October 6, 2004 between the Company and two Mexican individuals, the Company had the right to acquire a 100% interest, subject to a 1% NSR retained by the vendor, in one of the exploitation concessions comprised in the La Zorra Project upon payment of USD 10,000 on execution (paid) and further payments aggregating USD 265,000 over four years to October 6, 2008.  The Company had the right to buy the NSR retained by the vendors at any time for USD 300,000.

In the fiscal year ended October 31, 2005, the Company returned all of the concessions comprised in the La Zorra project to the respective vendors thereof and $1,038,942 in associated acquisition and exploration costs were written off.

(b)

Argentina

i.

Olaroz Silver Project, Jujuy Province, Argentina, consisting of the following concessions:

-

Providencia Norte Concession, Jujuy Province, Argentina

Pursuant to an agreement dated August 8, 2002 between the Company and a private Argentinean company, the Company had the right to earn a 100% interest (subject to a 1.5% NSR payable to the vendor) in the Providencia Norte Concession, Jujuy Province, Argentina.

During the fiscal year ended October 31, 2004, the Providencia Norte Concession was abandoned and $685,500 in associated acquisition and exploration costs were written off.

-

La Providencia Concession, Olaroz District, Jujuy Province, Argentina

Pursuant to an agreement dated August 8, 2002 between the Company and an Argentinean individual, the Company had the right to earn a 100% interest in the La Providencia Concession upon payment of an aggregate of USD 365,000.

During the fiscal year ended October 31, 2004, the La Providencia Concession was abandoned and $3,598,881 in associated acquisition and exploration costs were written off.

-

Olaroz Chico and Tola Concessions, Jujuy Province, Argentina

Pursuant to an agreement dated May 8, 2002 (as amended on August 8, 2002) between the Company and two Argentinean individuals, the Company had the right to earn a 100% interest (subject to a 2% NSR payable to the vendors) in two concessions upon making an aggregate of USD 475,000 in payments.

During the fiscal year ended October 31, 2004, the Olaroz Chico and Tola Concessions were abandoned and $97,370 in associated acquisition and exploration costs were written off.  During the year ended October 31, 2006, the balance of the property costs of $155,015 were written off.

-

La Libertad Concession, Jujuy Province, Argentina

Pursuant to an agreement dated April 17, 2003 between the Company and an Argentinean individual, the Company had the right to acquire a 100% interest in one mineral concession located in Jujuy Province in consideration of payments aggregating USD 100,000.

During the fiscal year ended October 31, 2005, the Company returned the property to the vendor and $5,600 in associated acquisition and exploration costs were written off.

ii.

Chingolo Silver Project, Jujuy Province, Argentina, consisting of the following concessions:

-

Cavok Property, Jujuy Province, Argentina

Pursuant to an agreement dated May 22, 2002 between the Company and a private Argentinean company, the Company has the right to acquire a 100% interest in three mineral concessions in Jujuy Province, Argentina, by making a payment of USD 10,000 on or before October 18, 2002 (paid) and issuing an aggregate of 250,000 common shares, as follows:

-

50,000 common shares on or before October 18, 2002 (issued);

-

100,000 common shares on or before October 18, 2003 (issued); and

-

100,000 common shares on or before October 18, 2006 (issued).

Two of these concessions form part of the Olaroz Silver Project (Note 6(b)(i)) and, during the fiscal year ended October 31, 2004, these two concessions were written down by $4,381,701 to a nominal value of $1.  The third concession forms part of the Chingolo Silver Project.

-

Cozzi Property, Jujuy Province, Argentina

Pursuant to an agreement dated December 9, 2002 between the Company and an Argentinean individual, the Company purchased a 100% interest in three mineral concessions located in Jujuy Province, Argentina, in consideration of 100,000 common shares issued to such individual.

The Company considers the Chingolo Silver Project to be an active property although no work programs are planned for 2007.

iii.

Cerro Atajo Project, Catamarca Province, Argentina

In order to acquire an interest in the Cerro Atajo Project, consisting of 17 mineral concessions in Catamarca Province, Argentina, the Company entered into two agreements involving Sociedad Minera Catamarquena de Economia Mixta (“Somicadem”), a governmental corporation owned as to 51% by the Province of Catamarca and 49% by two private Argentinean companies (the “Shareholders”).  Somicadem is the holder of the Cerro Atajo property.  The first of these agreements was with respect to the acquisition by the Company of the interest of the Shareholders in Somicadem and the second was with respect to the acquisition by the Company from Somicadem of the rights to explore and exploit the property itself.

Pursuant to the first agreement, dated August 24, 2004 (as amended by an agreement dated December 10, 2004), among the Company and the Shareholders, the Company had the option to acquire the 49% of the issued capital stock of Somicadem from the Shareholders, together with all of the interest of the Shareholders in their existing Exploration, Exploitation and Mining Lease Agreements dated September 10, and 13, 1991 (collectively, the “Existing Lease”) with Somicadem relating to the Cerro Atajo property.  In order to exercise the option, the Company was required to pay the Shareholders an aggregate of USD 11,650,000, and issue 1,750,000 common shares to the Shareholders, as follows:

Payments

-

USD 300,000 upon the Company having completed its due diligence (as provided for below) following the Company having entered into a satisfactory amendment to the Existing Lease (which occurred, and the payment was made, on January 12, 2005);

-

USD 350,000 on or before January 12, 2006 (re-negotiated for six months to June 12, 2006);

-

USD 1,000,000 on or before January 12, 2007;

-

USD 2,000,000 on or before January 12, 2008;

-

USD 3,000,000 on or before January 12, 2009; and

-

USD 5,000,000 on or before January 12, 2010.

Share Issuances

-

100,000 common shares on or before January 12, 2006 (re-negotiated for six months to June 12, 2006);

-

150,000 common shares on or before January 12, 2007;

-

500,000 common shares on or before January 12, 2008; and

-

1,000,000 common shares on or before January 12, 2009.

At the election of the Company, could settle the obligation to issue some or all of the foregoing common shares by making payments to the Shareholders equal to USD 5 per share (up to USD 8,750,000 in total).

Pursuant to the second agreement, which was a modification agreement dated January 12, 2005 among the Shareholders, Somicadem and the Company to amend the Existing Lease, the Company had the right to carry out prospecting, exploration, development and exploitation activities at Cerro Atajo, and the option to enter into a 40-year mining lease.  In order to maintain the exploration rights and option to enter into a mining lease in good standing, the Company was required to complete the following:

Payments to the Province of Catamarca aggregating USD 550,000, as follows:

-

USD 50,000 on execution of the modification agreement (paid);

-

USD 100,000 on or before January 12, 2007;

-

USD 100,000 on or before January 12, 2008;

-

USD 100,000 on or before January 12, 2009;

-

USD 100,000 on or before January 12, 2010; and

-

USD 100,000 on or before January 12, 2011.

Exploration expenditures of not less than USD 1,525,000 on or before January 12, 2011 (to be incurred in carrying out a prescribed program of work).

If the Company exercised the mining lease option (which must be exercised on or before March 12, 2011), it would be required to make aggregate payments of USD 27,000,000 to the Province of Catamarca, as follows:

-

USD 10,000,000 following a production decision and prior to the commencement of production; and

-

USD 17,000,000 during the first two years of production.

In addition, the Company would be required to pay to the Province of Catamarca a royalty consisting of 15% of the net profits realized by the Company from the exploitation of the property.

During the year ended October 31, 2006, the Cerro Atajo Project was abandoned and $1,137,656 in associated acquisition and exploration costs was written off.

iv.

Cerro Juncal Property, Salta Province, Argentina

Pursuant to an agreement dated November 12, 2004 between the Company and a private Argentinean company, the Company had the right to acquire a 100% interest, subject to a 0.5% NSR to the vendor, in two mineral concessions (approximately 2,600 hectares) in Salta Province, Argentina, in consideration of payment to the vendor of USD 2,000,000 on or before the date that is three years after the Company commences exploration on the property.  Prior to the exercise of the purchase option, the Company was required to pay the vendor an aggregate of USD 360,000 in order to keep the purchase option in good standing, as follows:

-

USD 25,000 on signing (paid);

-

USD 60,000 on or before November 12, 2005 (paid);

-

USD 50,000 on or before May 12, 2006 (paid);

-

USD 75,000 on or before November 12, 2006; and

-

USD 150,000 on or before May 12, 2007.

If the Company exercised the option to purchase the property prior to May 12, 2007, the requirement to make any remaining option payments outlined above ceased.  Commencing with the fifth year after execution of the agreement if, in such year or any subsequent year prior to the exercise of the purchase option, the vendor has not received at least USD 100,000 pursuant to the NSR in such year, the Company is required to pay to the vendor the difference between USD 100,000 and the amount received by the vendor pursuant to the NSR.  The Company had the option to purchase the 0.5% NSR at any time for the sum of USD 1,000,000.

As a result of the status of ongoing negotiations concerning the property, the Company did not make the November 12, 2006 payment.  As a consequence, the property was returned to the vendor, and accordingly, the book value of $394,172 was written off as at October 31, 2006.

v.

Huachi Property, Argentina

Pursuant to an agreement dated June 13, 2005 between the Company and a private Argentinean company, the Company can acquire a 100% interest in 30 mining concessions referred to as the Huachi Property in the Province of San Juan, Argentina.  In order to maintain the option in good standing and to be permitted to carry out exploration activities prior to such exercise, the Company is required to make payments and incur exploration expenditures as follows:

Payments of USD 5,500,000, as follows:

-

USD 70,000 on June 13, 2005 (paid);

-

USD 70,000 on or before April 13, 2006 (paid);

-

USD 200,000 on or before June 13, 2007(Paid);

-

USD 600,000 on or before April 13, 2008;

-

USD 1,000,000 on or before June 13, 2009; and

-

USD 3,560,000 on or before June 13, 2010.

Exploration expenditures of USD 2,000,000, as follows:

-

USD 750,000 on or before December 13, 2007; and

-

USD 1,250,000 on or before June 13, 2010.

Pursuant to an agreement dated November 30, 2006 between the Company and an Argentinean individual, the Company can acquire a 50% interest in one mining concession (mina) adjacent to the 30 Huachi concessions noted above.  In order to maintain the option in good standing, to be permitted to carry out exploration activities prior to such exercise, and to exercise the option, the Company is required to make aggregate payments of USD 965,000 to the vendor, as follows:

-

USD 5,000 on signing (paid)

-

USD 10,000 on November 30, 2007

-

USD 50,000 on November 30, 2008

-

USD 150,000 on November 30, 2009

-

USD 250,000 on November 30, 2010

-

USD 500,000 on November 30, 2011

The Company is currently exploring the Huachi property with geophysical surveying and drill programs planned for 2007.

vi.

Sediment Hosted Vein (SHV) Project, north-western Argentina.  The SHV project is an exploration program based on a specific geological model, and involves an initial reconnaissance program, followed by the acquisition of properties believed to be prospective for this type of deposit.  During the year ended October 31, 2006, the Company acquired interests in, or the right to acquire an interest in, 11 separate properties that, together, make up the Company’s SHV Project.  Additional properties may be acquired, as reconnaissance and property evaluation is ongoing.  Details of the existing properties (all of which are considered active properties, with work programs either ongoing or planned for 2007) are as follows:

a.

Incahuasi Property, Catamarca Province, Argentina.  The Incahuasi Property presently consists of seven minas (exploitation concession), two cateos (exploration concession) and one tailings concession (approximately 2,292 hectares) located in Catamarca Province, Argentina, and acquired by the Company as follows:

Pursuant to an agreement with an Argentinean individual dated April 29, 2006, the Company has the option to acquire a 100% interest in four minas (two of which form part of the Incahuasi property and two of which do not) and one tailings concession by making aggregate payments of USD 1,410,000 over five years, as follows:

-

USD 20,000 on or before May 29, 2006 (paid);

-

USD 30,000 on or before November 29, 2006 (paid);

-

USD 60,000 on or before May 29, 2007 (paid on Jun 13, 2007);

-

USD 100,000 on or before May 29, 2008;

-

USD 200,000 on or before May 29, 2009;

-

USD 400,000 on or before May 29, 2010; and

-

USD 600,000 on or before May 29, 2011.

The property is subject to a 2% NSR to the vendor, which the Company can purchase at any time for USD 500,000.

Pursuant to an agreement dated April 29, 2006 between the Company and the vendor of the foregoing properties, the Company and the vendor have also applied for three abandoned minas originally held by a third party in which each of the Company and the vendor will have an initial 50% interest (subject to the grant thereof by the applicable mining tribunal).  The Company will acquire the 50% interest of the vendor in such minas upon the exercise of the option with respect to the vendor’s properties as set out above.

The Company has also staked and applied for two additional cateos surrounding the foregoing minas and tailings concession, and has applied for one new mina and one additional abandoned mina adjacent to the property.

b.

Salar de Oro Property, Jujuy Province, Argentina.  The Salar de Oro Property consists of five continuous cateos and six minas (approximately 25,409 hectares) located in Jujuy Province, Argentina, and acquired by the Company as follows:

Pursuant to an agreement dated July 11, 2006 between the Company and a private Argentinean company, the Company has the option to acquire a 100% interest (excluding surficial placer rights) in three of the cateos and the six minas by making aggregate payments of USD 2,470,000 over four years to May 3, 2010, as follows:

-

USD 35,000 on or before April 4, 2006 (paid);

-

USD 135,000 on or before May 3, 2007 (Paid US$67,500 on Sep 5, 2007 and balance due on Nov 5, 2007);

-

USD 300,000 on or before May 3, 2008;

-

USD 300,000 on or before May 3, 2009; and

-

USD 1,700,000 on or before May 3, 2010.

In addition to the foregoing, the Company has staked and applied for two cateos surrounding the foregoing property.

c.

Il Torno Property, Jujuy Province, Argentina.  The Il Torno Property consists of four minas (approximately 5,046 hectares) located in Jujuy Province, Argentina, and acquired by the Company as follows:

Pursuant to an agreement dated October 3, 2006 between the Company and an Argentinean individual, the Company has the option to acquire a 100% interest (excluding surficial placer rights to a portion of the property) in the four minas for USD 3,000,000.  In order to maintain the option in good standing and to be able to explore the property prior to the exercise of the option (which must be exercised, if at all, on or before December 3, 2010), the Company is required to make the following payments:

-

USD 30,000 on signing (paid);

-

USD 30,000 on or before April 3, 2007(cancelled/not paid);

-

USD 50,000 on or before October 3, 2007;

-

USD 50,000 on or before April 3, 2008;

-

USD 100,000 on or before October 3, 2008;

-

USD 100,000 on or before April 3, 2009;

-

USD 100,000 on or before October 3, 2009;

-

USD 100,000 on or before April 3, 2010;

-

USD 150,000 on or before October 3, 2010; and

-

USD 200,000 on or before December 3, 2010.

The property is subject to a 2% NSR to the vendor, which the Company can purchase at any time for USD 2,000,000.  The Company is required (subject to receipt of approval of the required environmental impact statement) to commence prospecting work on or before January 3, 2007, and to formulate and implement a work program on the property on or before October 3, 2007. The Company wrote off its investment in the property as of April 30, 2007.

d.

5A3/5A4 Property, Jujuy Province, Argentina.  The 5A3/5A4 Property presently consists of two minas and two cateos (approximately 1,602 hectares) located in Jujuy Province, Argentina, and acquired by the Company as follows:

Pursuant to an agreement with a private Argentinean company dated May 2, 2006, the Company has the option to acquire a 100% interest in one cateo (excluding surficial placer rights for a period of five years) by making aggregate payments of USD 350,000 over five years, as follows:

-

USD 7,000 on or before June 2, 2006 (paid);

-

USD 14,000 on or before November 2, 2006 (paid);

-

USD 14,000 on or before June 2, 2007 (paid);

-

USD 28,000 on or before June 2, 2008;

-

USD 56,000 on or before June 2, 2009;

-

USD 91,000 on or before June 2, 2010; and

-

USD 140,000 on or before June 2, 2011.

Pursuant to an agreement dated May 2, 2006 between the Company and four Argentinean individuals (as amended by an agreement dated May 17, 2006), the Company has the option to acquire a 100% interest in two minas and one cateo (excluding surficial placer rights for a period of five years) by making aggregate payments of USD 500,000 over five years, as follows:

-

USD 10,000 on or before June 2, 2006 (paid);

-

USD 20,000 on or before November 2, 2006 (paid);

-

USD 20,000 on or before May 2, 2007 (not made);

-

USD 40,000 on or before May 2, 2008;

-

USD 80,000 on or before May 2, 2009;

-

USD 130,000 on or before May 2, 2010; and

-

USD 200,000 on or before May 2, 2011.

Effective April 18, 2007, the Company determined to terminate the agreement for the two minas and one cateo, and returned the property to the vendors.  As a consequence, the property now consists of one cateo.

e.

Rinconada Property, Jujuy Province, Argentina.  The Rinconada Property presently consists of three minas and one cateo (approximately 11,495 hectares) located in Jujuy Province, Argentina, and acquired by the Company as follows:

Pursuant to an agreement with a private Argentinean company dated September 19, 2006 the Company has the option to acquire a 100% interest in one mina by making aggregate payments of USD 380,000 over five years, as follows:

-

USD 18,000 on or before September 19, 2006 (paid);

-

USD 12,000 on or before February 19, 2007 (subsequently paid);

-

USD 20,000 on or before September 19, 2007;

-

USD 40,000 on or before September 19, 2008;

-

USD 70,000 on or before September 19, 2009;

-

USD 90,000 on or before September 19, 2010; and

-

USD 130,000 on or before September 19, 2011.

Pursuant to an agreement dated May 2, 2006 between the Company and an Argentinean individual, the Company has the option to acquire a 100% interest in two minas for USD 940,000.  In order to maintain the option in good standing and to be able to explore the property prior to the exercise of the option (which must be exercised, if at all, on or before September 2, 2010), the Company is required to make the following payments:

-

USD 15,000 on or before June 2, 2006 (paid);

-

USD 15,000 on or before July 2, 2006 (paid);

-

USD 15,000 on or before August 2, 2006 (paid);

-

USD 15,000 on or before November 2, 2006 (paid);

-

USD 60,000 on or before August 2, 2007 (paid US$6,000 on Aug 15, 2007 and balance postponed);

-

USD 60,000 on or before April 2, 2008;

-

USD 60,000 on or before November 2, 2008;

-

USD 80,000 on or before November 2, 2009;

-

USD 80,000 on or before February 2, 2010; and

-

USD 600,000 on or before September 2, 2010.

In addition to the foregoing, the Company has staked and applied for one cateo adjoining the foregoing property.

f.

El Carmen Property, Jujuy Province, Argentina.  The El Carmen Property presently consists of four cateos (approximately 8,088 hectares) located in Jujuy Province, Argentina, and acquired by the Company through the staking and application therefor.

g.

Oros Mayo Property, Jujuy Province, Argentina.  The Oros Mayo Property presently consists of one cateo (approximately 4,010 hectares) located in Jujuy Province, Argentina, and acquired by the Company through the staking and application therefor.

h.

5C2/5C3 Property, Jujuy Province, Argentina.  The 5C2/5C3 Property presently consists of one cateo (approximately 4,391 hectares) located in Jujuy Province, Argentina, and acquired by the Company through the staking and application therefor.

i.

5C1 South Property, Jujuy Province, Argentina.  The 5C1 South Property presently consists of two cateos (approximately 8,778 hectares) located in Jujuy Province, Argentina, and acquired by the Company through the staking and application therefor.

j.

El Toro East/5C5, Jujuy Province, Argentina.  The El Toro East/5C5 Property presently consists of two cateos (approximately 2,612 hectares) located in Jujuy Province, Argentina, and acquired by the Company through the staking and application therefor.

k.

El Toro Property, Jujuy Province, Argentina.  The El Toro Property presently consists of one cateo (approximately 8,820 hectares) located in Jujuy Province, Argentina, and acquired by the Company through the staking and application therefor.

vii.

Other Argentinean Properties

-

Organullo Property, Salta Province, Argentina

Pursuant to an agreement dated October 1, 2004 between the Company and an Argentinean individual, the Company purchased a 100% interest in eight mineral concessions in Salta Province, Argentina, in consideration of the issuance of 70,000 common shares.  These common shares were issued during the fiscal year ended October 31, 2005.

The Company considers this an active project however no work programs are currently planned.

-

Los Manantiales (formerly known as “Mina Angela”) Property, Chubut Province, Argentina

Pursuant to an agreement dated April 25, 2004 between the Company and a private Argentinean company, the Company can acquire a 100% interest in 44 mineral concessions in Chubut Province, Argentina, subject to a 1% NSR to the vendor, in consideration of aggregate cash payments to the vendor of USD 400,000, as follows:

-

USD 50,000 on or before April 25, 2005 (paid);

-

USD 50,000 on or before April 25, 2006 (renegotiated, with $10,000 paid on April 25, 2006 and the balance of US$40,000 being paid in October, 2006);

-

USD 150,000 on or before April 25, 2007 (paid); and

-

USD 150,000 on or before April 25, 2008 (paid – see below).

The Company is required to carry out a program of work on the property as agreed between the vendor and the Company, but the extent and cost thereof have not yet been agreed.  The Company has the option to purchase the 1% NSR royalty from the vendor for the sum of USD 500,000 at any time.

On March 12, 2007, the Company entered into a letter of intent (as amended on June 4, 2007) (“LOI”) with Hochschild Mining Holdings Limited (“HMHL”), a subsidiary of Hochschild Mining plc, pursuant to which it has granted HMHL the option to earn up to a 70% interest in the Los Manantiales property.  The Company received a payment of USD 40,000 on the signing of the LOI.  Pursuant to the LOI HMHL may earn an initial 60% interest in the property by incurring an aggregate of USD 3,500,000 in expenditures over 4 years.  Upon HMHL having earned an initial 60% interest, the Company may elect to either participate at its 40% interest level, or request HMHL to fund the preparation of a bankable feasibility study within 4 years of such request and thereby earn an additional 10% interest in the joint venture.  Upon such request being made by the Company, HMHL may either elect to fund the bankable feasibility or not.  If it does so, it will earn the additional 10% interest upon completion of the bankable feasibility study.  Following the formation of the joint venture and the completion of its earn-in requirements by HMHL, each participant is responsible for funding its share of joint venture expenditures.  If it does not do so, its interest will be diluted.  Upon the interest of a participant being diluted to less than 10%, such interest will be converted to a 2% net smelter return royalty.  Subsequent to determining to proceed with the LOI following the satisfaction of the due diligence condition, HMHL elected to make not only the payments due to the vendor on April 25, 2007, but also that due April 25, 2008.  As a consequence, the option has been exercised and the Company now holds a 100% interest in the applicable concessions, subject to the 1% NSR to the vendor and the LOI.  HMHL is presently in the process of planning a work program, on the property for the third quarter of 2007.

-

Condor Yacu and Relincho Concessions, Catamarca Province, Argentina

Pursuant to an agreement dated June 27, 2001 (as amended on January 21, 2002 and January 10, 2003) between the Company and an Argentinean individual, the Company had the right to acquire a 100% interest in certain mining concessions located in Catamarca Province by making aggregate payments of USD 1,050,000.

The Condor Yacu and Relincho Concessions were returned to the original vendors during the fiscal year ended October 31, 2004 and $139,666 in associated acquisition and exploration costs were written off.

(c)

Peru

i.

Marcona Project, Lucanas, Nazca and Caraveli Provinces, Peru (Carbonera and Daniella Properties)

Pursuant to option agreements dated October 1, 2003 and October 23, 2003 between the Company and a private Peruvian company, the Company acquired mineral concessions covering approximately 30,000 hectares in Lucanas, Nazca and Caraveli Provinces, Peru.  Approximately 10,500 hectares of these concessions are subject to an underlying agreement with Rio Tinto Mining and Exploration Limited (“Rio Tinto”).  The private company holds the exclusive right and option to acquire a 100% interest from Rio Tinto, subject to a 0.5% NSR to Rio Tinto, by incurring USD 450,000 in exploration expenditures over three years ending August 22, 2006 and by paying Rio Tinto USD 500,000 (of which USD 50,000 has been paid) on or before January 27, 2008.   The Company can earn a 100% interest in all 30,000 hectares by assuming and performing all commitments to Rio Tinto pursuant to the underlying agreement, paying the vendor an aggregate of USD 120,000 (paid) and issuing an aggregate of 650,000 common shares to the vendor, as follows:

-

150,000 common shares on TSXV acceptance (issued);

-

100,000 common shares on or before May 28, 2004 (issued);

-

200,000 common shares on or before November 28, 2004 (issued); and

-

200,000 common shares on or before November 28, 2005 (issued).

The Company considers this an active project, however no work programs are currently planned.

ii.

Pampa de Pongo Property, Caraveli Province, Peru

Pursuant to an option agreement dated February 2, 2004 between the Company and a private Peruvian company, the Company can acquire a 100% interest in mineral concessions covering approximately 8,000 hectares in Caraveli Province, Peru.  The private Peruvian company holds the exclusive right and option to acquire a 100% interest in these concessions from Rio Tinto in consideration of the payment to Rio Tinto of aggregate payments of USD 500,000 over four years.  The Company can earn a 100% interest in the property by assuming all of the obligations of the private company pursuant to the underlying agreement with Rio Tinto, and making the following payments and share issuances:

Payments aggregating USD 130,900 as follows:

-

USD 65,900 on or before March 12, 2004 (for back taxes on the property) (paid); and

-

USD 65,000 on or before March 12, 2004 (paid).

Issuance of an aggregate of 70,000 common shares, as follows:

-

35,000 shares on or before March 12, 2004 (issued); and

-

35,000 shares on or before September 12, 2004 (issued).

The Company considers this an active project however no work programs are currently planned.

iii.

Katanga Property, Chumbirilcas Province, Peru

Pursuant to an option agreement dated October 1, 2004 between the Company and a private Peruvian company, the Company can acquire a 100% interest in approximately 9,560 hectares of mineral concessions in Chumbirilcas Province, Peru.

The private Peruvian company holds the exclusive right and option to acquire a 100% interest in these concessions from a group of vendors comprised of three private Peruvian companies and two Peruvian individuals (“Underlying Vendors”).  The private Peruvian company has the right to acquire a 100% interest in the subject concessions in consideration of aggregate payments of USD 1,900,000 over five years.  The Company can acquire a 100% interest in the concessions by assuming the obligations of the private Peruvian company to the Underlying Vendors and making aggregate payments to the private Peruvian company of USD 501,000, as follows:

-

USD 261,000 on or before the execution of the agreement (paid); and

-

USD 240,000, as to USD 10,000 on or before November 1, 2004 and as to the balance on or before the first day of each succeeding month (paid).

The Company has returned a significant portion of the underlying claims to the vendor and, accordingly, has recognized a write-down of $248,294 during the year ended October 31, 2006.  As a consequence, the Underlying Vendor has agreed to renegotiate the USD 1,900,000 purchase price, and the Company has not been required to make further payments (including the USD 100,000 payment originally due June 30, 2006) while such renegotiations are ongoing.  The balance of the property continues to be evaluated for further exploration potential.

iv.

Iron Sands Project, Nazca Province, Peru

The Company’s Iron Sands Project consists of approximately 32,000 hectares of unconsolidated and semi-consolidated mineral bearing sands, the rights to which are encompassed by the mineral claims comprising the Carbonera and Daniella properties (Note 6(c)(i)), and an additional 39 mineral claims acquired by staking at a cost of USD 77,000, in the Department of Arequipa, Peru.

In addition to the foregoing, the Company has assumed, from a private Peruvian company, all rights and obligations under an agreement dated December 16, 2005 between a private Peruvian company and Minera Ataspacas S.A., an arm’s length private Peruvian company, whereby the private Peruvian company has the option to acquire, from Minera Ataspacas, an initial 70% interest in five mineral sand concessions (3,500 hectares total) situated immediately adjacent to the Company’s mineral tenures noted above.  In order to exercise the option, the Company is required to pay a total of USD 2,500,000 over five years to December 15, 2010 (with an initial payment of USD 20,000 on or before December 16, 2005 (paid)) and incur exploration expenditures of not less than USD 250,000 over the same period.  Upon the Company having acquired the 70% interest, a joint venture company will be formed with Minera Ataspacas, and each party will thereafter be required to contribute its share of ongoing expenditures or be diluted.  If either party is diluted to less than 10%, such interest will be converted to a 2% NSR royalty.  If Minera Ataspacas is reduced to the 2% NSR, the Company may purchase half the NSR (1%) for USD 2,000,000 within 24 months of the exercise of the option, and the remaining half (1%) for USD 8,000,000 within 36 months of the exercise of the option.

The Company entered into an agreement dated October 20, 2005 (“Option Agreement”) with the Peruvian subsidiary of a public B.C. company (the “Optionee”), whereby the Company has granted the Optionee the right to earn a 70% interest in the “hard rock” mineral rights (thereby excluding the unconsolidated and semi-consolidated mineral sands on such claims) accruing to the mineral claims comprising the Iron Sands Project.  In order to exercise the option, the Optionee is required to incur an aggregate of USD 3,000,000 in expenditures over four years to November 18, 2009 and perform all of the obligations of the Company under the underlying agreements with respect to the Carbonera and Daniella properties (Note 6(c)(i)), including making all payments and incurring all exploration expenditures required thereunder.  Upon the Optionee having earned its 70% interest, the Optionee and the Company will incorporate a new Peruvian company to hold such rights, in which the Optionee and the Company will hold a 70% and a 30% interest therein, respectively.  Each party will thereafter be required to contribute its pro rata share of future expenditures, and a party failing to contribute will have its interest in the joint venture company diluted.  At such point as a party’s interest in the joint venture company is reduced to 10%, such interest will be acquired by the joint venture company in exchange for the grant to the diluted party of a 1% NSR.  Effective April 27, 2007 the Optionee terminated the Option Agreement.

The Company is currently actively exploring this property with work programs planned for 2007.

v.

Lircay Project, Huancavelica Province, Peru

Pursuant to an option agreement between the Company and a private Peruvian company made as of May 15, 2005, the Company had the option to acquire a 100% interest in 15 mineral claims located in the Department of Huancave, Peru, covering approximately 9,000 hectares by making a payment of USD 60,000 upon signing (paid), issuing the following shares and incurring the following exploration expenditures:

An aggregate of 300,000 common shares, as follows:

-

100,000 shares on or before November 15, 2005 (issued);

-

100,000 shares on or before November 15, 2006; and

-

100,000 shares on or before November 15, 2008.

Exploration expenditures of USD 1,000,000, as follows:

-

USD 50,000 on or before May 15, 2006;

-

an additional USD 150,000 on or before May 15, 2007;

-

an additional USD 300,000 on or before May 15, 2008; and

-

an additional USD 500,000 on or before May 15, 2009.

In addition, three of the claims (1,200 hectares) were subject to an agreement with an underlying vendor, and the Company was required to assume the obligations of the private Peruvian company thereunder.

The Lircay property was returned to the vendor during the fiscal year ended October 31, 2005 and $140,634 in associated acquisition and exploration costs were written off.

vi.

Corongo Project, Huanuco Province, Peru

Pursuant to an option agreement between the Company and a private Peruvian company made as of May 15, 2005, the Company has the option to acquire a 100% interest in 10 mineral claims located in the Department of Ancash, Peru covering approximately 6,400 hectares by making a payment of USD 40,000 upon signing (paid) and issuing an aggregate of 300,000 common shares, as follows:

-

100,000 shares on or before 10 days after the date of regulatory acceptance (issued);

-

100,000 shares on or before November 15, 2006 (issued); and

-

100,000 shares on or before May 15, 2008.

The Company considers this an active project however no work programs are currently planned.

vii.

Bocana Property, Peru

Pursuant to an option agreement dated August 1, 2006, between the Company, a Peruvian individual and a private Panamanian corporation, the Company has the right to acquire a 75% interest in two mining concessions (approximately 1,795 hectares).  In order to maintain the option in good standing and to be permitted to carry out exploration activities prior to such exercise, the Company is required to make payments and incur exploration expenditures as follows:

Payments of USD 500,000, as follows:

-

USD 50,000 on signing (paid);

-

USD 100,000 on or before August 1, 2007(paid USD 45,000 on Aug 3, 2007 and balance being re-negotiated);

-

USD 150,000 on or before August 1, 2008; and

-

USD 200,000 on or before August 1, 2009.

In addition to the foregoing, the agreement requires aggregate payments of USD 120,000 (USD 5,000 per month) to a third party (a private Florida corporation) for a period of 24 months following the execution of the agreement (all of which have been paid for the fiscal year ending October 31, 2006 and for the subsequent period up to July 31, 2007).

Cumulative exploration expenditures of USD 1,850,000, as follows:

-

USD 350,000 on or before August 1, 2007(postponed);

-

USD 850,000 on or before August 1, 2008; and

-

USD 1,850,000 on or before August 1, 2009.

Upon the Company having exercised the option, the property will be transferred to a new private Peruvian company, in which the Company will have a 75% interest and the vendor will have a 25% interest.  The Company is responsible for funding 100% of the expenditures incurred by the new company (the interest of the vendor therein being “carried”).  The Company will have the option to acquire the 25% interest of the vendor in the new company for the sum of USD 2,500,000 at any time after the Company exercises the option to acquire the initial 75% interest.

The Company considers this an active project however no work programs are currently planned.

(d)

Title and environmental

Although the Company has taken steps to verify the title to mineral properties in which it has or has a right to acquire an interest in accordance with industry standards for the current stage of exploration of such properties, these procedures do not guarantee title (whether of the Company or of any underlying vendor(s) from whom the Company may be acquiring its interest).  Title to mineral properties may be subject to unregistered prior agreements or transfers, and may also be affected by undetected defects or the rights of indigenous peoples.

Environmental legislation is becoming increasingly stringent and costs and expenses of regulatory compliance are increasing.  The impact of new and future environmental legislation on the Company’s operations may cause additional expenses and restrictions.  If the restrictions adversely affect the scope of exploration and development on the mineral properties, the potential for production on the property may be diminished or negated.

7.

CAPITAL STOCK

(a)

Authorized

An unlimited number of common shares without par value

(b)

Issued and outstanding

	Nine months ended July 31, 2007		Year ended October 31, 2006 (audited)		Year ended October 31, 2005 (audited)
	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount

Balance, beginning of period	43,122,439	$ 49,460,316	41,685,239	$ 43,917,324	38,247,958	$ 34,666,470
Issued for cash:
Pursuant to private placements	3,700,000	5,550,000	-	-	-	-
On exercise of share purchase warrants	-	-	-	-	2,121,781	4,803,410
On exercise of stock options	190,000	329,250	1,037,200	2,732,775	960,500	2,249,000
Share issue costs	-	(286,247)	-	-	-	-
	3,890,000	5,593,003	1,037,200	2,732,775	3,082,281	7,052,410

Pursuant to resource property options	200,000	380,000	300,000	1,211,000	355,000	1,255,450
Agent’s compensation	89,000	133,500	-	-	-	-
Pursuant to data purchases	-	-	100,000	300,000	-	-
Reallocated from contributed surplus	-	121,665	-	1,299,217	-	942,994
Share issue costs	-	(254,580)	-	-	-	-
	289,000	380,585	400,000	2,810,217	355,000	2,198,444

Balance, end of period	47,301,439	$ 55,433,904	43,122,439	$ 49,460,316	41,685,239	$ 43,917,324

(c)

Contributed Surplus

	Nine months ended July 31, 2007	Year ended October 31, 2006 (audited)	Year ended October 31, 2005 (audited)

Balance, beginning of period	$ 6,645,896	$ 4,975,930	$ 3,520,528
Stock-based compensation	1,188,818	2,969,183	2,398,396
Reallocated to capital stock	(121,665)	(1,299,217)	(942,994)

Balance, end of period	$ 7,713,049	$ 6,645,896	$ 4,975,930

(d)

Private Placements

On January 12, 2007, the Company closed a non-brokered private placement of 1,500,000 units and on January 23, 2007 the Company closed a brokered private placement of 2,200,000 units.  In each placement the units were sold at $1.50 per unit, and a unit consisted of one common share and one-half of a warrant, with one whole warrant being exercisable to purchase an additional common share at a price of $2.00 for a period of eighteen months.  The net proceeds from the private placements totalled $5,263,753.

(e)

Share purchase warrants

The following common share purchase warrants entitle the holders thereof the right to purchase one common share for each warrant.  Warrants outstanding are as follows:

	Nine months ended July 31, 2007		Year ended October 31, 2006 (audited)
	Number of Warrants	Weighted Average Exercise Price	Number of Warrants	Weighted Average Exercise Price

Warrants exercisable, beginning of period	-		2,600,000	$3.50
Expired	-		(2,600,000)	$(3.50)
Issued	1,894,500	$2.00
Exercised	-		-	-
Warrants exercisable, end of period	1,894,500	$2.00	-	$ -

(f)

Stock options

The Company has a stock option plan whereby the Company may grant options to directors, officers, employees and consultants to purchase common shares, provided that the number of shares subject to such options may not exceed 10% of the common shares outstanding at the time of any grant.  The exercise price of each option is equal to or higher than the market price of the Company’s common shares at the date of the grant.  The option term and vesting period is determined by the board of directors within regulatory guidelines.  All options are granted at fair value.

A summary of the status of the stock option plan as of July 31, 2007 and October 31, 2006, and changes during the periods ended on those dates is presented below:

	Nine months ended July 31, 2007		Year ended October 31, 2006 (audited)
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price

Options outstanding, opening:	4,150,800	$2.51	3,642,000	$2.83
Expired	(1,155,800)	$(3.09)	(1,854,000)	$(2.83)
Exercised	(190,000)	$(1.73)	(1,037,200)	$(2.63)
Granted	1,376,000	$2.18	3,400,000	$2.38
Options outstanding, ending:	4,181,000	$2.28	4,150,800	$2.51

Stock options outstanding are as follows:

	July 31, 2007			October 31, 2006 (audited)
Expiry Date	Exercise Price	Number of Shares	Exercisable At Period End	Exercise Price	Number of Shares	Exercisable At Year End

November 16, 2006				$3.25	350,000	350,000
June 9, 2007				$3.25	305,800	305,800
July 29, 2007				$3.00	200,000	200,000
September 1, 2007	$3.00	175,000	175,000	$3.00	175,000	175,000
May 2, 2008	$2.80	1,100,000	1,100,000	$2.80	1,400,000	1,325,000
August 4, 2008	$1.95	1,275,000	1,275,000	$1.95	1,300,000	1,300,000
October 12, 2008	$1.70	300,000	300,000	$1.70	420,000	420,000
November 30, 2008	$2.00	600,000	600,000
December 20, 2008	$1.70	255,000	255,000
July 23, 2008	$1.75	176,000	176,000
April 11, 2009	$3.28	300,000	300,000
		4,181,000	4,181,000

All November 16, 2006, June 9, 2007 and July 29, 2007 options expired, unexercised, on that date.

The Company uses the fair value method for determining stock-based compensation expense for all options granted during the fiscal periods.  The fair value was determined using the Black-Scholes option pricing model based on the following assumptions:

	Nine months ended July 31, 2007	Year ended October 31, 2006 (audited)	Year ended October 31, 2005 (audited)

Expected life (years)	1.94	2	2
Interest rate	3.98%	4.3%	3.3%
Volatility (average)	63.66%	60.96%	84.0%
Dividend yield	0.00%	0.00%	0.0%

Stock-based compensation charges of $1,067,738 (2006 - $1,691,732, 2005 - $1,697,750) were allocated to administrative expenses and $121,080 (2006 - $Nil, 2005 - $Nil) was allocated to share issue costs.

8.

RELATED PARTY TRANSACTIONS

During the nine months ended July 31, 2007 and 2006, the Company incurred expenses paid to officers or directors of the Company or companies with common directors:

	2007	2006
Professional fees (Canada)	$ 75,569	$ 131,832
Consulting fees	$ 67,500	$ 260,777

At July 31, 2007 there was $7,769 (October 31, 2006 - $12,012) included in accounts payable and accrued liabilities, and $10,067 (2006 - $9,233) included in accounts receivable owing to / from related parties.  Professional fees include amounts paid to a law firm of which a director is a shareholder.

The Company recovered $100,485 during the nine months ended July 31, 2007 (2006 - $18,528) in rent and administration costs from Wealth Minerals Ltd., International Tower Hill Mines Ltd., Indico Technologies Ltd., Athlone Energy Ltd. and Lawrence W. Talbot Law Corporation, companies with common officers or directors, of which $1,050 (2006 - $5,969) was included in accounts receivable.

These charges were measured by the exchange amount, which is the amount agreed upon by the transacting parties and are on terms and conditions similar to non-related entities.

Effective October 1, 2005, the Company retained Mr. Carlos Ballon of Lima, Peru, to provide management services on behalf of the Company in Peru through his private Peruvian company, Minera Koripampa del Peru S.A. (“Koripampa”), for a fee of USD 10,000 per month, which has been expensed to consulting fees.  Effective March, 2007 this amount was reduced to USD 7500, which is expensed to consulting fees or capitalized to property costs, depending upon the nature of the services.  Accordingly, Mr. Ballon is now a related party with respect to the Company.  Prior to Mr. Ballon becoming a related party, the Company entered into a number of mineral property acquisition/option agreements from either Koripampa or Sudamericana de Metales Peru S.A., another private Peruvian company controlled by Mr. Ballon.  Such property transactions include those with respect to the Carbonera and Daniella Properties (Note 6(c)(i)), the Pampa de Pongo Property (Note 6(c)(ii)), the Katanga Property (Note 6(c)(iii), the Lircay Project (Note 6(c)(v)) and the Corongo Project (Note 6(c)(vi)).  Mr. Ballon became President of Cardero Peru in April 2006.

The presidents of Minerales y Metales California, S.A. de C.V. and Cardero Argentina S.A. provide management services for USD 3,750 each per month, which is expensed to consulting fees or capitalized to property costs, depending upon the nature of the services.

9.

GEOGRAPHIC SEGMENTED DATA

	July 31, 2007
	Canada	Peru	Argentina	Mexico	Total
Resource Properties	$ -	$ 10,782,815	$ 6,136,940	$ 5,906,142	$ 22,825,897
Cash	3,255,544	7,979	141,896	3,908	3,409,327
Investments	13,000,000	-	-	-	13,000,000
Other	640,418	270,666	1,711,970	51,346	2,674,400
	$ 16,895,962	$ 11,061,460	$ 7,990,806	$ 5,961,396	$ 41,909,624

	October 31, 2006
	Canada	Peru	Argentina	Mexico	Total
Resource Properties	$ -	$ 9,503,822	$ 3,543,814	$ 5,632,680	$ 18,680,316
Cash	4,506,165	-	-	-	4,506,165
Investment	2,240,000	-	-	-	2,240,000
Other	1,745,790	-	-	-	1,745,790
	$ 8,491,955	$ 9,503,822	$ 3,543,814	$ 5,632,680	$ 27,172,271

	Year ended October 31, 2005
	Canada	Peru	Argentina	Mexico	Total
Resource Properties	$ -	$ 6,212,992	$ 2,711,564	$ 3,263,790	$ 12,188,346
Cash	15,206,219	-	-	-	15,206,219
Investment	-	-	-	-	-
Other	1,085,501	-	-	-	1,085,501
	$ 16,291,720	$ 6,212,992	$ 2,711,564	$ 3,263,790	$ 28,480,066

10.

INCOME TAX LOSSES

	Nine months ended July 31, 2007	Nine months ended July 31, 2006

Income tax expense (benefit )	$ (1,184,702)	$ (704,132)
Permanent differences	54,089	140,890
Write-down of properties	18,059	136,350
Other temporary differences	(8,304)	(18,598)
Unrecognized tax losses	1,120,858	445,490
	$ -	$ -

The components of future income tax assets are as follows:

	July 31, 2007	October 31, 2006
Future income tax assets
Non-capital loss carry-forwards	$ 15,808,313	$ 7,510,640
Difference between undepreciated capital cost
over net book value of property and equipment	61,332	(4,344)
Cumulative eligible capital deduction	54,712	54,712
Tax value of resource properties in excess of book values	1,436,327	2,017,969

	17,360,684	9,578,977
Tax rate	34%	34%
	5,909,632	3,256,852
Less: Valuation allowance	(5,909,632)	(3,256,852)

	$ -	$ -

The valuation allowance reflects the Company's estimate that the tax assets, more likely than not, will not be realized.

The Company has available approximate non-capital losses that may be carried forward to apply against future years' income for Canadian income tax purposes.  The losses expire as follows:

Available to	Amount
2007	$ 115,500
2008	145,300
2009	362,200
2010	839,922
2011	2,509,147
2012	5,120,425
2016	1,580,780
2017	233,544
2026	2,863,897
2027	2,037,598

$ 15,808,313

The Company also has approximately $189,000 of capital losses that can be applied against future capital gains taxable in Canada, which carry-forward indefinitely.  The benefit of these losses has not been recorded in these financial statements.

11.

CONTINGENT LIABILIITY

On May 20, 2004, Western Telluric Resources Inc. (“Western Telluric”) and Minera Olympic, S. de R.L. de C.V. (“Minera”) (collectively, the “Plaintiffs”) commenced an action in the British Columbia Supreme Court (Vancouver Registry, No. S042795) against the Company and James Dawson, Murray McClaren and their respective companies, Dawson Geological Consultants Ltd. and 529197 B.C. Ltd. (carrying on business as Crockite Resources).  The relief claimed against the Company is the setting aside of an agreement dated December 12, 2001 between the Company and Minera regarding the acquisition of mineral concessions.  The Company has filed a Statement of Defence in which it denies any liability as well as a Counterclaim against the Plaintiffs.  The pleadings are closed and documents have been exchanged.  Discoveries have been partially completed, and no trial date has been set.

The Company is not currently in a position to quantify the potential exposure to the Company or the potential recovery that may be had pursuant to the Company’s Counterclaim.  No specific amounts are claimed in either the Statement of

Claim or the Counterclaim.  The Plaintiffs have not delivered any evidence with respect to quantum.  In addition, the size of any damage award against the Company may be affected by results of work on the subject mineral properties between  January 31, 2007 and trial.  Accordingly, no provision for the outcome has been included in these financial statements.  Any outcome, if any, will be recorded in future periods as they become known.

12.

SUBSEQUENT EVENTS

Subsequent to July 31, 2007:

a)  The remaining 175,000 incentive stock options expiring on September 1, 2007 expired, unexercised, on that date.

b)  The Company entered into an agreement dated August 10, 2007 to acquire a 100% interest in the Minas Azules Property, consisting of 2 minas (360 hectares) located in Jujuy Province, Argentina.  Pursuant to the agreement, the Company may acquire the property by paying the property vendors (two Argentinean individuals) the aggregate sum of USD 1,410,000, as follows:

-

USD 20,000 on execution of the agreement (paid)

-

USD 50,000 on or before August 10, 2008

-

USD 110,000 on or before August 10, 2009

-

USD 230,000 on or before August 10, 2010

-

USD 1,000,000 on or before August 10, 2011

c)  The Company granted incentive stock options on September 7, 2007 to directors, officers, employees and consultants to purchase an aggregate of 900,000 common shares at a price of $1.47, expiring on September 7, 2009.

13.

DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP)

(a)

Differences in accounting principles

i.

Exploration expenditures

Under Canadian GAAP, acquisition costs and exploration expenditures are deferred as explained in note 2(f).

Under US GAAP, exploration costs incurred in locating areas of potential mineralization are expensed as incurred.  Commercial feasibility is established in compliance with Industry Guide 7, which consists of identifying that part of a mineral deposit that could be economically and legally extracted or produced at the time of the reserve determination.  After an area of interest has been assessed as commercially feasible, expenditures specific to the area of interest for further development are capitalized.   In deciding when an area of interest is likely to be commercially  feasible, management may consider, among other factors, the results of prefeasibility studies, detailed analysis of drilling results,  the supply and cost of required labour and equipment, and whether necessary mining and environmental permits can be obtained.

ii.

Financial instruments

Under Canadian GAAP prior to October 31, 2006, investments were carried at the lower of aggregate cost or quoted market value.  Under US GAAP, investments in marketable securities classified as available for sale are recognized at fair value.  Unrealized gains and losses are included in other comprehensive income.

iii.

Reconciliation of total assets, liabilities and stockholders’ equity:

	July 31, 2007	October 31, 2006
Total assets per Canadian GAAP	$ 41,909,624	$ 27,172,271
Expenditures on resource properties
expensed under US GAAP	(22,825,897)	(18,680,316)
Fair value adjustment to investment	-	6,840,000
Total assets per US GAAP	$ 19,083,727	$ 15,331,955
Total liabilities per Canadian GAAP	$ 429,433	$ 478,621
Adjustments to US GAAP	-	-
Total liabilities per US GAAP	429,433	478,621
Total equity per Canadian GAAP	41,480,191	26,693,650
Expenditures on resource properties
expensed under US GAAP	(22,825,897)	(18,680,316)
Accumulated other comprehensive income	-	6,840,000
Total equity per US GAAP	18,654,294	14,853,334
Total liabilities and equity per US GAAP	$ 19,083,727	$ 15,331,955

iv.

Reconciliation of net loss reported in Canadian GAAP and US GAAP:

Statement of operations for the nine months ended July 31:

	2007	2006
Reconciliation of net income (loss) from Canadian GAAP to US GAAP
Comprehensive loss per Canadian GAAP	$ (1,634,200)	$ (5,595,566)
Acquisition of mineral properties	(1,019,408)	(2,148,604)
Exploration and development costs, net	(3,173,934)	(4,524,907)
Reverse amounts written-off	52,958	1,679,847
Total comprehensive income per US GAAP	$ (5,774,584)	$ (10,589,230)
Net loss per share in
accordance with Canadian GAAP	$(0.08)	$(0.13)
Total differences	(0.05)	(0.12)
Net loss per share in accordance with US GAAP	$(0.13)	$(0.25)
Weighted average number of common shares outstanding	46,136,450	42,646,414

v.

Reconciliation of cash flows in accordance with Canadian GAAP and US GAAP:

	2007	2006
Net cash used in operating activities of continuing operations in accordance with Canadian GAAP	$ (5,338,848)	$ (3,107,406)
Adjustments to net loss involving use of cash
Write-off of capitalized resource property costs	(3,599,792)	(5,162,510)

Net cash used in operating activities of continuing operations in accordance with US GAAP	(8,938,640)	(8,269,916)

Net cash used in investing activities of continuing operations in accordance with Canadian GAAP	(1,350,993)	(7,426,230)
Reclassification of capitalized resource property expenditures	3,599,792	5,162,510

Net cash used in investing activities of continuing operations in accordance with US GAAP	2,248,799	(2,263,720)

Net cash flows provided by financing activities of continuing operations in accordance with Canadian and US GAAP	5,593,003	2,596,775

Net increase (decrease) in cash in accordance with Canadian and US GAAP	(1,096,838)	(7,936,861)
Cash, beginning of year in accordance with Canadian and US GAAP	4,506,165	15,206,219

Cash, end of year in accordance with Canadian and US GAAP	$ 3,409,327	$ 7,269,358

 (b)

Recent US accounting pronouncements

i.

FAS 153, Exchanges of Non-Monetary Assets.  The provisions of this Statement are effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005.  Earlier application is permitted for non-monetary asset exchanges occurring in fiscal periods beginning after December 16, 2004.  The provisions of this Statement should be applied prospectively.  There is no impact on the Company’s financial statements.

ii.

FIN 46(R), Consolidation of Variable Interest Entities, applies at different dates to different types of enterprises and entities, and special provisions apply to enterprises that have fully or partially applied Interpretation 46 prior to issuance of Interpretation 46(R).  Application of Interpretation 46 or Interpretation 46(R) is required in financial statements of public entities that have interests in variable interest entities or potential variable interest entities commonly referred to as special-purpose entities for periods ending after December 15, 2003.  Application by public entities (other than small business issuers) for all other types of entities is required in financial statements for periods ending after March 15, 2004.  Application by small business issuers to entities other than special-purpose entities and by non-public entities to all types of entities is required at various dates in 2004 and 2005.  In some instances, enterprises have the option of applying or continuing to apply Interpretation 46 for a short period of time before applying Interpretation 46(R).  There is no impact on the Company’s financial statements.

iii.

In 2004, FASB issued Statement No. 123 (revised 2004), “Share-Based Payment” (SFAS 123R).  This Statement supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance.  This revised pronouncement requires that all stock options and warrants be accounted for using the fair value method.  This pronouncement will have no impact on the Company, as the Company accounts for all options and warrants using the fair value method, under Canadian GAAP.

iv.

On June 7, 2005, FASB issued Statement No. 154, Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20, Accounting Changes, and Statement No. 3, Reporting Accounting Changes in Interim Financial Statements.  Statement 154 changes the requirements for the accounting for and reporting of a change in accounting principle.  Previously, most voluntary changes in accounting principles required recognition of a cumulative effect adjustment within net income of the period of the change.  Statement 154 requires retrospective application to prior periods’ financial statements, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change.  Statement 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005; however, the Statement does not change the transition provisions of any existing accounting pronouncements.  The Company does not believe adoption of Statement 154 will have a material effect on its consolidated financial position, results of operations or cash flows.

v.

On July 13, 2006, FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109.  Interpretation 48 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with Statement 109 and prescribes a recognition threshold and measurement attribute for financial statement disclosure of tax positions taken or expected to be taken on a tax return.  Additionally, Interpretation 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.  Interpretation 48 is effective for fiscal years beginning after December 15, 2006, with early adoption permitted.  The Company is currently evaluating whether the adoption of Interpretation 48 will have a material effect on its consolidated financial position, results of operations or cash flows.

vi.

In 2006, FASB issued Statement No. 157, Fair Value Measurements.  This new pronouncement provides guidance for using fair value to measure assets and liabilities.  FASB believes the pronouncement also responds to investors’ requests for expanded information about the extent to which corporations measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings.  Statement 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value but does not expand the use of fair value in any new circumstances.  The standard clarifies that for items that are not actively traded, such as certain kinds of derivatives, fair value should reflect the price in a transaction with a market participant, including an adjustment for risk, not just the company’s mark-to-market value.  Statement 157 also requires expanded disclosure of the effect on earnings for items measured using unobservable data.  The Company does not believe adoption of Statement 157 will have a material effect on its consolidated financial position, results of operations or cash flows.